Exhibit 99

Accenture Appoints Tracey T. Travis, CFO of The Estée Lauder Companies, to Board of Directors

NEW YORK; July 20, 2017 — Accenture (NYSE: ACN) announced today that Tracey T. Travis has been appointed to the company’s Board of Directors, effective today. Ms. Travis, 55, is executive vice president and chief financial officer of The Estée Lauder Companies (NYSE: EL).

Ms. Travis will be subject to re-appointment at the next Accenture plc annual general meeting of shareholders. She has been appointed to serve on the board’s Audit and Finance Committees.

“Tracey brings to our board an exceptional background in finance and operations management across consumer packaged goods, luxury apparel and cosmetics, and retail distribution – as well as valuable international experience as both a CFO and director of large, global companies,” said Pierre Nanterme, Accenture’s chairman and CEO. “We are delighted to welcome her to our board, and look forward to leveraging Tracey’s insights and expertise as we continue to focus on executing our strategy and delivering value for our clients and shareholders.”

With the appointment, Accenture’s board now comprises 12 directors, 11 of whom are external and independent. Mr. Nanterme is the board’s only internal director.

As CFO of The Estée Lauder Companies, Ms. Travis is responsible for global finance, accounting, investor relations, information technology, and strategy and new business development. Before joining The Estée Lauder Companies in 2012, she was senior vice president and CFO at Ralph Lauren for seven years. Previously, she served in senior financial, information technology and operations management roles at L Brands, American National Can and PepsiCo/Pepsi Bottling Group. She began her career at General Motors as an engineer and senior financial analyst.

Ms. Travis is a director of Campbell Soup Company and was previously a director of Jo-Ann Stores. She also currently serves on the board of Lincoln Center Theater and is a trustee on the board of overseers of Columbia University’s Graduate School of Business.

Ms. Travis holds an MBA in Finance and Operations Management from Columbia University and earned a Bachelor of Science degree in Industrial Engineering from the University of Pittsburgh.

About Accenture

Accenture is a leading global professional services company, providing a broad range of services and solutions in strategy, consulting, digital, technology and operations. Combining unmatched experience and specialized skills across more than 40 industries and all business functions – underpinned by the world’s largest delivery network – Accenture works at the intersection of business and technology to help clients improve their performance and create sustainable value for their stakeholders. With more than 411,000 people serving clients in more than 120 countries, Accenture drives innovation to improve the way the world works and lives. Visit us at www.accenture.com.

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Stacey Jones
Accenture
+1 (917) 452-6561
stacey.jones@accenture.com